Table of Contents



1.       Property Being Sold................................................1

         (a)      Leaseholds................................................1
         (b)      Wells.....................................................1
         (c)      Contract Rights...........................................1
         (d)      Rights in Production......................................2
         (e)      Easements.................................................2
         (f)      Permits...................................................2
         (g)      Equipment.................................................2
         (h)      Supply Store..............................................2
         (i)      Services Assets...........................................2
         (j)      Gas Plant.................................................3
         (k)      Vehicles..................................................3
         (l)      Remaining Interests.......................................3

2.       Price to be Paid...................................................3

         (a)      Purchase Price............................................3
         (b)      Additional Consideration; Security Interest...............3

3.       Closing............................................................4

         (a)      Conveyance................................................5
         (b)      Payment...................................................5
         (c)      Taxes.....................................................5

                  (i)      Severance and Conservation Taxes.................5
                  (ii)     Real Property Taxes..............................5
                  (iii)    Personal Property Taxes..........................6
                  (iv)     Third Party Taxes................................6
                  (v)      Sales Taxes......................................6
                  (vi)     Assessment Reporting.............................6
                  (vii)    Third Party Funds................................7

         (d)      Designations of Operator..................................7
         (e)      Delivery of Data..........................................7
         (f)      Adjustments...............................................7
         (g)      Maintenance of Insurance..................................7
         (h)      Conditions to Closing.....................................7

4.       Post-Closing Adjustments...........................................7

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5.       Representations and Warranties of Sellers..........................8

         (a)      Corporate Authority. .....................................8
         (b)      Valid Agreement...........................................8
         (c)      Authorization.............................................9
         (d)      Sale of Production........................................9
         (e)      Leases....................................................9
         (f)      Brokers...................................................9
         (g)      New Well Operations.......................................9
         (h)      Maintenance of Interests..................................9
         (i)      Operating Agreements.....................................10
         (j)      Suits and Claims.........................................10
         (k)      Access...................................................10
         (l)      Financial Data.  ........................................10
         (m)      Consents.................................................11
         (n)      Payout and Carried Interests.............................11
         (o)      Special Warranty of Title................................11
         (p)      Sellers' Disclaimer......................................11

6.       Representations and Warranties of Buyer...........................12

         (a)      Corporate Authority......................................12
         (b)      Valid Agreement..........................................12
         (c)      Governmental Approvals...................................12
         (d)      Brokers..................................................13
         (e)      Suits and Claims.........................................13
         (f)      Bankruptcy...............................................13
         (g)      Sufficient Funds.........................................13
         (h)      Sophisticated Investor...................................13
         (i)      No Payments to Employees.................................13
         (j)      Continue to Closing......................................13

7.       Files and Records.................................................13

8.       Title Examination; Title and Other Defects........................14

         (a)      Title Defects............................................14
         (b)      Notice of Defects........................................14
         (c)      Defect Defined...........................................14
         (d)      Permitted Encumbrances...................................15
         (e)      Procedure Regarding Title Defects Claimed by Buyer.......16
                  (1)  Exhibit "B" Reflects Values.........................16
                  (2)  Maximum Claim for Title Defect......................17

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                  (3)  Discrepancies in Working and Net Revenue Interests..17
                  (4)  Mandatory Negotiations..............................17
                  (5)  Sellers' Right to Cure as to Defect Adjustments.....17

         (f)      Preferential Rights......................................18

9.       Costs and Revenues, Before and After Effective Time...............18

10.      Assumption of Obligations.........................................19

11.      Gas Plant Insurance...............................................19

12.      Environmental Matters.............................................20

         (a)      Physical and Environmental Conditions....................20
         (b)      General Environmental Indemnity..........................20
         (c)      Environmental Laws.......................................20

13.      Indemnity.........................................................21

         (a)      By Sellers...............................................21
         (b)      By Buyer.................................................21
         (c)      Time Bar.................................................21

14.      Warranties; Inspection............................................22

15.      Miscellaneous.....................................................22

         (a)      Brokers..................................................22
         (b)      Further Assurances.......................................22
         (c)      Entire Agreement.........................................22
         (d)      Confidentiality..........................................22
         (e)      Notices..................................................22
         (f)      Binding Effect...........................................23
         (g)      Counterparts.............................................23
         (h)      Law Applicable...........................................23
         (i)      Waivers..................................................23
         (j)      Incorporation of Exhibits................................23
         (k)      Survival.................................................23

         Signatures.....................................................24-25

         List of Exhibits..................................................26

                                       iii

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                           PURCHASE AND SALE AGREEMENT


         AGREEMENT dated the day of July, 1998, between Pease Oil and Gas Company, a Nevada corporation ("Pease"); Pease Oilfield Supply, Inc., a Colorado corporation, ("Supply"); Pease Oilfield Services, Inc., a Colorado corporation, ("Services"); Loveland Gas Processing Co., Ltd., a Colorado Partnership
("Processing"); and Pease Operating Company, Inc., a Colorado corporation ("Operating"), all of whom may be collectively referred to herein as "Sellers," with an address of 751 Horizon Court, Suite 203, Grand Junction, Colorado 81506, and Magpie Operating, Inc., 11138 Wildhorse Peak, Littleton, Colorado 80127, a Colorado corporation ("Buyer").

         In consideration of their mutual promises, Buyer and Sellers agree to the purchase and sale of the Subject Property described below, under the following terms:

         1. Property Being Sold. Subject to the terms and conditions of this Agreement, Sellers agree to sell and convey and Buyer agrees to purchase and accept the Subject Property for the Purchase Price as defined hereinafter. The "Subject Property" shall mean:

                           (a) Leaseholds. All of Sellers' right, title, and interest in oil and gas leaseholds, oil, gas and other minerals, including working interests, carried working interests, overriding royalty interests, rights of assignment and reassignment, net revenue interests, operating rights, record title interests, and all other interests under or in oil, gas, or mineral leases, and interests in rights to explore for and produce oil, gas, or other minerals which are described in Exhibit "A" attached hereto (hereinafter the "Leases") and Sellers' interests in the lands covered thereby (hereinafter the "Land");

                           (b) Wells. All of Sellers' right, title and interest in producing, non-producing, and shut-in oil and gas wells, saltwater disposal wells, and water wells used or obtained in connection with the property described in Exhibit "A" (hereinafter the "Wells"). All such Wells and allocated values thereof are listed on Exhibit "B";

                           (c) Contract Rights. All of Sellers' right, title, and interest in or derived from unit agreements, orders and decisions of state and federal regulatory authorities establishing or relating to units, unit operating agreements, communitization or pooling agreements, enhanced recovery and injection agreements, joint operating agreements, gas purchase agreements, gathering agreements, transportation agreements, processing agreements, farmout agreements and farmin agreements (and any leasehold interests, working interests, royalty interests, or other interests acquired or reserved pursuant thereto), subleases, and any other agreements relating to any of the interests described in Exhibits "A" and "B" (hereinafter the "Contracts");




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                           (d)  Rights in  Production.  All of  Sellers'  right,
         title, and interest in reversionary interests, backin interests, production payments, mineral and royalty interests in the production of oil, gas, or other minerals, and further including oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, products refined and manufactured therefrom, other minerals, and the
         accounts  and  proceeds   from  the  sale  of  all  of  the   foregoing
         (hereinafter collectively referred to as the "Production") to the extent the Production is produced under the terms of the Leases and the Contracts after the Effective Time;

                           (e) Easements. All of Sellers' right, title, and interest in the rights-of-way, easements, licenses, servitudes and franchises appurtenant to or used in connection with the property as described in Exhibits "A" and "B" (hereinafter the "Easements");

                           (f) Permits. All of Sellers' right, title, and interest in permits and licenses of any nature owned, held, or operated in connection with operations for the exploration and production of oil, gas, or other minerals to the extent the same are used or obtained in connection with any of the property described in Exhibits "A" and "B"; (hereinafter the "Permits");

                           (g) Equipment. All of Sellers' right, title, and interest in all personal property, surface equipment, down-hole equipment and pipelines, gathering lines, buildings and inventory used or obtained in connection with the Leases, Lands, Easements, Wells, Contracts, Production, or Permits (hereinafter the "Equipment"). The surface equipment is listed as, but is not limited to, those items described in Exhibit "C".

                           (h) Supply Store. In addition to the foregoing, the Subject Property shall further include all of Sellers' right, title and interest in the supply store owned and operated by Supply, including, but not limited to, all inventory, accounts receivable, buildings and structures, all furniture and fixtures, computers and software pertaining to the inventory control, communications equipment, and vehicles, permits, leases, licenses, and pertinent franchises and supplier agreements, of every kind used in or pertaining to the operations and business of the Supply Store and of Supply, including, but not limited to, the Pease Oil Field Supply Asset Listing described in Exhibit "D" hereto, all of which may be collectively referred to herein as the "Supply Store."

                           (i) Services  Assets.  In addition to the  foregoing,
         the Subject  Property  shall  further  include  all of Sellers'  right, title, and interest in the machinery, equipment, fixtures, tools, supplies, inventory, tanks, office furniture, communications equipment, pipes, valves, fittings, tubing, vehicles, leases, contracts, agreements, permits, licenses, franchises, and supplier agreements reasonably required for and/or related to the operation of the Pease Oil Field Services' business, including, but not limited to, the Pease Oil Field Services assets described in Exhibit "E" hereto.

                           (j) Gas Plant. In addition to the foregoing, the Subject Property shall further include all of Sellers' right, title, and interest in the Loveland Gas Processing Plant,


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         currently owned and operated by Processing,  including, but not limited to, the pertinent surface lease for such facilities, the machinery, equipment, tanks, fixtures, appliances, pipes, valves, fittings, and materials of every nature and kind comprising the gas gathering facilities, compression facilities, gas dehydration facilities, gas
         processing  facilities,   and  fractionization   facilities  reasonably
         related to the Loveland Gas Processing Plant, the Loveland Gas Processing Plant site, all buildings and structures of every kind located on the Loveland Gas Processing Plant site and reasonably required for the operation of the Loveland Gas Processing Plant, and all leases, contracts, agreements, permits, rights-of-way, easements, licenses, options, and orders reasonably required for and/or related to the operation of the Loveland Gas Processing Plant, including without limitation, all rights and obligations in and to any and all wellhead gas purchase agreements, residue gas sales agreements, and liquid product sales agreements, all of which are collectively referred to herein as the "Gas Plant," including, but not limited to, the trade name of "LOVELAND GAS PROCESSING CO., LTD." and the Gas Plant assets which are described in Exhibit "F" hereto.

                           (k) Vehicles. In addition to the foregoing, the Subject Property shall further include all of Operating's right, title, and interest in the vehicles described in Exhibit "G" attached hereto.

                           (l) Remaining Interests. All other rights and interests in, to, under, or derived from the Subject Property, even though imperfectly described in this Agreement or in the Exhibits attached hereto. It is the expressed intent of the parties that all of Sellers' right, title, and interest in any and all of the Subject Property, whether or not the same may be correctly described in Exhibits "A," "B," "C," "D," "E," "F," and "G," be assigned to Buyer hereunder. If, prior to Closing, the parties hereto discover that an error or omission exists with respect to any of the pertinent Exhibits hereto, the Buyer and Sellers agree to correct or amend the pertinent Exhibit to accurately reflect the Subject Property.

         2. Price to be Paid. Buyer agrees to pay to Sellers for the Subject Property the following:

                                    (a) Purchase  Price.  The sum of Two Million
                    One Hundred Thousand Dollars ($2,100,000.00), adjusted, if need be, pursuant to the terms of this Agreement, payable at Closing to Sellers in immediately available funds (herein the "Purchase Price"); and,

                                    (b)   Additional   Consideration;   Security
                    Interest. When Buyer terminates the use of the Gas Plant for its own account, both Buyer and Sellers will actively pursue efforts to sell the Gas Plant to a third party, converting the Gas Plant to cash. Accordingly, upon Buyer's subsequent sale of the Gas Plant, either in whole or in part, to a third party, Buyer shall pay to Sellers, as additional consideration, an amount equal to one-half of the gross proceeds from any such sale, less any actual out-of-pocket, direct sale expenses which either Buyer or Sellers may incur in selling the Gas Plant. The parties hereto agree that the term "direct sale expenses" shall not include costs of replacement of parts or refurbishment of any part of the Gas Plant unless the same may be required by the third party purchaser. In addition, Buyer shall pay to Sellers an amount equal to one-half (1/2) of the gross revenues which Buyer may receive from sub-leasing all or any part of the Gas Plant or from any other revenue producing activity to which the Gas Plant may be placed after Buyer terminates its own operation of the Gas Plant. Payment of such proceeds pursuant to this Subparagraph 2(b) shall be referred to herein as the "Additional Consideration" and shall be due and payable to Buyer immediately upon the sale of any or all of the Gas Plant or within seven (7) days of receipt by Buyer of income from any other revenue producing activity, except for revenue which Buyer receives from its own operation of the Gas Plant. To secure Buyer's obligations under this
                    Subparagraph 2(b) and also under Paragraph 11 of this Agreement, Buyer will execute and deliver to Sellers a Security Agreement and Financing Statement in the form attached as Exhibit "J," granting to Sellers a security interest in the Gas Plant, together with all additions, accessions, and substitutions thereto, including revenue Buyer may receive from third parties after Buyer terminates its own use of the Gas Plant (the "Collateral"). The lien granted pursuant to this Subparagraph 2(b) will be a first lien on the Collateral.

                    Sellers shall allocate the Purchase Price and the Additional Consideration among themselves; Sellers and each of them agree that Buyer shall be held harmless from any claim of misallocation among the Sellers.

         3. Closing. The conveyance of the Subject Property to Buyer shall be effective as of August, 1, 1998, at 12:01 a.m., where the properties are located, the ("Effective Time") but shall be delivered at the "Closing," which shall take place on or before August 31, 1998, or at some other time mutually agreed upon by the parties. The Closing shall be held at the offices of the Bank of Cherry Creek, Denver, Colorado. Sellers shall be entitled to all amounts of income realized from and accruing to the Subject Property or any of them prior to the Effective Time, including the right to all Production in storage, processing, and inventory, and Sellers shall be responsible for the payment of all expenses for the development, operation, maintenance, and continued business operations of the Subject Property or any of them prior to the Effective Time. Buyer shall be entitled to any amounts of income realized from and accruing to the Subject Property or any of them subsequent to the Effective Time, and Buyer shall be responsible for the payment of all expenses for the development, maintenance, operation, and continued business operations of the Subject Property or any of them subsequent to the Effective Time, except operational losses on a cash flow basis for the month of August, 1998, if any, which will be paid by Sellers and shall become a post-Closing adjustment. All such income and expense shall become a post-Closing adjustment.

At the Closing, the following shall occur:

                           (a) Conveyance. Sellers shall execute, acknowledge, and deliver to Buyer: (i) an Assignment, Conveyance and Bill of Sale in a mutually satisfactory and recordable form, containing a special warranty of title, a form of which is attached hereto as Exhibit "H";
         (ii) counterpart assignments of operating rights and of record title to the Leases on officially approved forms to satisfy applicable governmental requirements; (iii) letters-in- lieu of transfer orders;
         (iv) appropriate  transfers of title to all titled motor vehicles;  and
         (v) such other appropriate instruments to assign, transfer, and convey to Buyer all of Sellers' rights, title, and interest in and to the Subject Property.

                           (b) Payment. Buyer shall deliver the Purchase Price, as adjusted pursuant to this Agreement, together with the administrative overhead amounts set forth above in this Paragraph 3, to Pease Oil and Gas Company by certified check.

                           (c) Taxes. The Purchase Price will be adjusted post-Closing pursuant to Article 4 below to reflect the proration of taxes based upon the ownership of the Subject Property, in the following manner, as of the Effective Time:

                                    (i)   Severance  and   Conservation   Taxes:
                                    Severance and Conservation Taxes assessed against Production from the Subject Property prior to the Effective Time, based on the ownership of such Production, shall be paid by Sellers. Any unpaid severance taxes, including any fines or penalties, shall also be a post-Closing adjustment.

                                    (ii) Real Property Taxes: Real property ad valorem taxes ("Real Property Taxes") shall be prorated to the Effective Time based upon the following:

                                            a.  Real  Property  Taxes  based  on
                                            production   prior   to   the   1998
                                            production  year  shall  be  paid by
                                            Sellers.

                                            b. Real Property Taxes based on 1998
                                            production,  to be  assessed in 1999
                                            and to be  paid on or  before  April
                                            30,  2000,  shall be prorated to the
                                            Effective Time based upon Production
                                            and   shall   be   a    post-Closing
                                            adjustment.




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                                    (iii) Personal  Property  Taxes:  Ad valorem
                                    taxes on Equipment, the Supply Store, the Service assets, the Gas Plant, the Vehicles, and any Remaining Assets ("Personal Property Taxes") shall be prorated to the Effective Time as follows:

                                            a. All Personal  Property  Taxes for
                                            any  calendar  year  prior  to  1998
                                            shall  be paid by the  Sellers.  Any
                                            unpaid   taxes,   including   unpaid
                                            interest  and  fines,   of  Personal
                                            Property Taxes for any year prior to
                                            1998   shall   be   a   post-Closing
                                            adjustment.

                                            b. Personal  Property Taxes for 1998
                                            to be  assessed  on January 1, 1998,
                                            and to be  paid on or  before  April
                                            30,  1999,  shall be prorated to the
                                            Effective Time and paid by Buyer and
                                            shall be a post-closing  adjustment,
                                            and the amount  shall be  determined
                                            by using the actual 1997 tax notices
                                            received by the Sellers.

                                    (iv)  Third  Party  Taxes:  All third  party
                                    taxes which have been  collected  by Sellers
                                    shall   be    delivered    to   the    Buyer
                                    post-Closing.

                                    (v) Sales Taxes: All sales taxes owing prior
                                    to the Effective Time are the responsibility
                                    of and shall be paid by Sellers. Any amounts
                                    owed for sales after the Effective  Time and
                                    before Buyer has taken possession,  shall be
                                    reported and paid by Sellers pursuant to the
                                    Rules  and   Regulations   of  the  Colorado
                                    Department of Revenue. If a determination is
                                    ever made that a sales tax or other transfer
                                    tax applies to the transaction  contemplated
                                    in this Agreement, Buyer shall be liable for
                                    the  payment  of such  tax.  Solely  for the
                                    purposes of this  Paragraph 3, an allocation
                                    of  the  Purchase   Price  to  the  personal
                                    property included in the Subject Property is
                                    set forth on Exhibit  "B." Buyer  shall also
                                    be  liable  for any  applicable  conveyance,
                                    transfer,  and recording  fees,  real estate
                                    transfer  stamps  or  taxes  imposed  on any
                                    transfer  of   property   pursuant  to  this
                                    Agreement, and any Vehicle license fees and taxes.

                                    (vi) Assessment  Reporting:  By May 1, 1998,
                                    Sellers   shall  have   processed   all  tax
                                    assessment reports required in the pertinent states for the 1997 production year and shall deliver copies of the same to Buyer.

                                    (vii) Third Party Funds:  Assignment  of the
                                    Subject  Property  from  Sellers to Buyer at
                                    the   Closing   will  also   constitute   an
                                    assignment of all of Sellers'  rights in the
                                    funds  which  have  been   withheld  by  the
                                    operator from Sellers'  Production  from the
                                    Subject  Property for accrual of taxes,  and
                                    Buyer  will be  deemed to have  assumed  the
                                    obligation to pay all taxes coming due after
                                    the  Closing  with  respect  to the  Subject
                                    Property.  All production  proceeds of third
                                    parties  held in suspense  and all rights of
                                    Sellers  against  any  third-party  operator
                                    with  respect to the payment of property and
                                    production  taxes shall also be deemed to be
                                    assigned  to  Buyer  at  Closing,   and  the
                                    Purchase  Price shall be adjusted to reflect
                                    any  shortfall  or excess in any such rights
                                    and  escrow  or   suspense   accounts.   All
                                    production proceeds of third parties held in suspense shall be paid to Buyer at the end of the month following Closing.

                           (d) Designations of Operator. Sellers shall execute and deliver any designations of operator requested by Buyer and any other instruments necessary to aid in the transfer of operations to Buyer.

                           (e) Delivery of Data. Sellers shall deliver the Data (as defined hereinafter) to Buyer. Sellers shall deliver exclusive possession of the Subject Property to Buyer.

                           (f) Adjustments. Any adjustments to the Purchase Price which may be required to be made in accordance with the terms of this Agreement will be made post- Closing.

                           (g) Maintenance of Insurance. Until Closing, Sellers shall maintain all existing insurance policies affecting the Subject Property or any Equipment located on the Subject Property.

                           (h) Conditions to Closing. The parties further agree that (i) if the Subject Property is burdened by a lien or encumbrance which affects all or substantially all of the Subject Property and which cannot be released prior to closing (ii) if the Sellers have not been able to obtain a third party gas processing agreement or (iii) Buyer is unable to close due solely to the failure or refusal of Buyer's lending institutions to fund a loan(s) to Buyer and such failure or refusal is beyond the control of Buyer, then either or both of the parties hereto may elect to extend the closing or terminate this Agreement and end the transactions contemplated herein, without any further liability to the other party for any costs, damages, fees, expenses, or charges of any nature arising from this Agreement or the negotiations hereunder.

         4. Post-Closing Adjustments. Within sixty (60) days after Closing, Sellers shall prepare and deliver to Buyer, in accordance with this Agreement, a Final Settlement Statement setting forth each adjustment or payment which was not finally determined as of the Closing and showing the calculation of each such adjustment. As soon as practicable after receipt of the Final Settlement Statement, Buyer shall deliver to Sellers a written report containing any changes which Buyer proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such post-Closing adjustments no later than thirty (30) days after delivery of the Final Settlement Statement. The date upon which such agreement is reached or upon which the Purchase Price, as fully adjusted in accordance with all pertinent provisions of this agreement (herein the "Final Purchase Price") is established, shall be called the "Final Settlement Date." If the Final Purchase Price is more than the amount paid to Sellers at Closing, then Buyer shall pay to Pease Oil and Gas Company, in immediately available funds, the amount of such difference. If the Final Purchase Price is less than the amount paid to Sellers at Closing, Pease Oil and Gas Company shall pay to Buyer, in immediately available funds, the amount of such difference. Payment of such difference, either by Buyer or by Pease Oil and Gas Company, on behalf of Sellers, shall be made within five days of the Final Settlement Date. The parties agree that any and all disputes arising under or relating to this Paragraph 4, "Post-Closing Adjustments," shall be referred to arbitration pursuant to the Commercial Rules of Arbitration of the American Arbitration Association. Venue for any such arbitration proceeding shall be Denver, Colorado.

         5. Representations and Warranties of Sellers. Sellers represent and warrant to Buyer as of the date hereof and will represent and warrant at the Closing, as follows:

                           (a) Corporate Authority. Pease, Supply, Services, and Operating are each corporations duly organized and in good standing under the laws of their respective states of incorporation as set forth hereinabove, and each is duly qualified to carry on its business in the states where the Subject Property is located and has all the requisite power and authority to enter into and perform this Agreement and carry out the transactions contemplated under this Agreement. Pease is duly qualified to hold interests in State, and Federal oil and gas leases and has good right and lawful authority to sell and convey the Subject Property to Buyer. Processing is a general partnership in the State of Colorado and Pease, as a general partner, has the requisite power and authority to enter into and perform this Agreement and carry out the transactions contemplated by this Agreement. Buyer acknowledges that it has been advised that, although Loveland Gas Processing is termed a limited partnership, no certificate of limited partnership was ever filed with the Colorado Secretary of State by the original general partner from whom Pease acquired the general partnership interest. Therefore, no limited partnership was ever created, and Processing is in fact a general partnership.

                           (b) Valid Agreement. This Agreement constitutes the legal, valid and binding Agreement of Sellers and each of them. At the Closing, all instruments required hereunder to be executed and delivered by Sellers shall be duly executed and delivered to Buyer and shall constitute legal, valid and binding obligations of Sellers. The execution and delivery by Sellers of this Agreement, the consummation of the transactions set forth herein, and the performance by Sellers of Sellers' obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of Sellers and will not conflict with or result in any violation of any provision of (i) any agreement, contract, mortgage, lease, license or other instrument to which Sellers are parties or by which Sellers are bound; (ii) any governmental franchise, license, permit, or authorization or any judgment or order of a judicial or governmental body applicable to Sellers, or (iii) any law, statute, decree, rule or regulation of any jurisdiction in the United States to which Sellers are subject.

                           (c) Authorization. This Agreement has been duly authorized, executed, and delivered by Sellers. All instruments required to be delivered by Sellers at the Closing shall be duly authorized, executed, and delivered by Sellers. This Agreement and all documents executed by Sellers in connection with this Agreement shall constitute legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their terms, subject only to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect, as well as general principles of equity.

                           (d) Sale of Production. To the best of Sellers' knowledge, information, and belief, no hydrocarbons produced from the Subject Property are subject to a sales contract (other than a contract or division order terminable upon no more than 30 days notice). Sellers are receiving proceeds from the sale of production from the Wells from the production purchasers or from operators of the Subject Property in a timely manner, and the proceeds payable to Sellers are not being held in suspense by any production purchaser or operator and are not subject to refund.

                           (e) Leases. To the best of Sellers' knowledge, information, and belief, the Leases are in full force and effect and are valid and subsisting documents covering the entire estates which they purport to cover, and all royalties, rentals, and other payments due under the Leases have been fully, properly, and timely paid.

                           (f) Brokers. Sellers have incurred no obligation or liability, contingent or otherwise, for broker's or finders' fees in respect to this transaction for which Buyer shall have any obligation or liability.

                           (g) New Well Operations. From the date of execution of this Agreement, until the Closing, Sellers shall not commence or consent to the commencement of and shall not elect to go nonconsent in operations for the drilling of any new well or the frac'ing or recompletion of any existing Well without the prior written consent of Buyer. Buyer shall respond promptly and timely to any requests for such consent.

                           (h) Maintenance of Interests. Sellers will continue to use their best efforts from the date of execution of this Agreement until the Closing, to maintain and operate the Subject Property in a reasonable and prudent manner, in full compliance with applicable laws and orders of any governmental authority, to maintain insurance now in force with respect to the Subject Property, to pay when due all costs and expenses coming due and payable in connection with the Subject Property, and to perform all of the covenants and conditions contained in the Leases and all related agreements. Without the prior written consent of Buyer, Sellers will not: (i) develop, maintain, or operate the Subject Property in a manner substantially inconsistent with prior operations or introduce any new method of operation or accounting with respect to any of the Subject Property; (ii) enter into any new agreements or commitments with respect to any of the Subject Property; (iii) incur any liabilities other than in the ordinary course for normal operating expenses on any of the Subject Property; (iv) abandon or consent to abandonment of any producing or shut-in Well or any injection well located on the Subject Property, nor release or abandon all or any portion of the Leases; (v) modify or terminate any of the Leases, permits, licenses, or franchise, supplier or related agreements or waive any right thereunder; or (vi) encumber, sell, or otherwise dispose of any of the Subject Property, other than personal property which is replaced with equivalent property or consumed in the ordinary course of operations of the Subject Property and other than hydrocarbons or inventory sold in the ordinary course of business (except that Sellers will not enter into any new production purchase agreement relating to the Subject Property).

                           (i) Operating Agreements. With respect to any and all operating agreements affecting any of the Subject Property: (1) there are no outstanding calls or payments in excess of $5,000 under authorities for expenditures for payment which are due from Sellers or which Sellers have committed to make which have not been made; (2) there are no material operations, with respect to which, either Sellers are a non-consenting party or parties, or the Subject Property is subject to a prior non-consent election; and (3) except for an emergency, Sellers will not authorize any expenditure in excess of $5,000 after the date of this Agreement without first obtaining the written consent to such expenditure from Buyer, which consent will not be unreasonably withheld.

                           (j) Suits and Claims. Except as set forth in Exhibit " I", no suit, action, claim, audit, investigation, or other proceeding, including, but not limited to, environmental liability issues, is now pending or, to Sellers' knowledge, threatened before any court or governmental agency, including, but not limited to, the United States Environmental Protection Agency or its State of Colorado counterpart, which might result in material impairment of the value or operation of any Subject Property, and Sellers shall promptly notify Buyer of any such proceeding which arises or is threatened prior to the Closing.

                           (k) Access. To the same extent that Sellers have such right, at all times prior to the Closing, Buyer and the employees and agents of Buyer have had and shall continue to have access to the Subject Property at Buyer's sole cost, risk, and expense, at all reasonable times, and shall have the right to conduct production tests, equipment inspections, environmental audits, and any other inventory or investigation of the Subject Property, upon prior notice to Sellers and upon agreement with Sellers as to time and place of such actions.

                           (l) Financial Data. Financial information provided by Sellers, through December 31, 1997, has been fairly presented in accordance with generally accepted accounting principles.

                           (m) Consents. Sellers will use their reasonable efforts: (i) to obtain all necessary consents from non-operators for Buyer to become operator; (ii) to obtain waivers of any preferential rights of third parties to purchase any part of the Subject Property; and (iii) to obtain all necessary consents to the transfer of all licenses, permits, and franchise or supplier agreements relating to any part of the Subject Property.

                           (n) Payout and Carried Interests. To Sellers' good faith belief, its working interests and net revenue interests are not subject to being reduced by virtue of the exercise by a third party of a reassignment, reversionary, back-in or other similar right.

                           (o) Special Warranty of Title. Sellers shall warrant and defend title to the Subject Property to Buyer against all persons claiming to hold title by, through or under Sellers, and each of them, but not otherwise.

                           (p) Sellers' Disclaimer. The parties agree that, to the extent required by applicable law to be operative, the disclaimers of certain warranties contained in this subparagraph are "conspicuous" disclaimers for the purposes of any applicable law, rule, or order. Except as otherwise expressly set forth in this Agreement, Sellers make no representation or warranty of any kind, express or implied. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE AND WITHOUT LIMITING THE WARRANTIES AND REPRESENTATIONS OF SELLERS SET FORTH IN THIS AGREEMENT, SELLERS EXPRESSLY DISCLAIM AND NEGATE ANY IMPLIED, EXPRESS, OR STATUTORY WARRANTY (i) OF MERCHANTABILITY, (ii) OF FITNESS FOR A PARTICULAR PURPOSE, (iii) OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND/OR (iv) OF TITLE (EXCEPT WARRANTY OF TITLE BY, THROUGH, OR UNDER SELLERS, BUT NOT OTHERWISE) OR AGAINST
         INFRINGEMENTS. IT IS UNDERSTOOD AND AGREED THAT, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER SHALL ACCEPT ALL OF THE SUBJECT PROPERTY IN AN "AS IS, WHERE IS" CONDITION, AND, AFTER MARCH 31, 2000, SELLERS DISCLAIM ANY LIABILITY ARISING IN CONNECTION WITH ANY ENVIRONMENTALLY HAZARDOUS SUBSTANCES OR CONDITIONS OR NATURALLY OCCURRING RADIOACTIVE MATERIALS ON OR RELATED TO THE SUBJECT PROPERTY. IN ADDITION, SELLERS MAKE NO REPRESENTATION OR WARRANTY AS TO THE QUALITY OR QUANTITY OF OIL AND GAS RESERVES (IF ANY) ATTRIBUTABLE TO THE SUBJECT PROPERTY OR, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, AS TO THE ABILITY TO PRODUCE OIL, GAS, OR OTHER MINERALS FROM THE SUBJECT PROPERTY. ANY AND ALL DATA, INFORMATION, AND OTHER MATERIALS FURNISHED BY SELLERS, THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, OR REPRESENTATIVES ARE PROVIDED TO BUYER AS A CONVENIENCE, AND ANY RELIANCE ON OR USE OF THE SAME BY THE BUYER SHALL BE AT BUYER'S SOLE RISK, UNLESS OTHERWISE EXPRESSLY SET FORTH HEREIN. EXCEPT AS

         AND TO THE EXTENT SET FORTH IN THIS AGREEMENT, SELLERS DISCLAIM AND BUYER HEREBY RELEASES SELLERS FROM ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER.

         SELLERS MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER WITH RESPECT TO THE QUANTITY, QUALITY, CONDITION, SIZE, WEIGHT, SERVICEABILITY OR ANY OTHER ASPECT OF THE WELLS, WELLBORES, THE GAS PLANT, FIXTURES, INVENTORY, EQUIPMENT, VEHICLES, OR OTHER PERSONAL PROPERTY INCLUDED AMONG THE SUBJECT PROPERTY, WHICH SHALL BE CONVEYED TO BUYER "AS IS, WHERE IS," WITH ALL FAULTS AND DEFECTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. SELLERS SPECIFICALLY DISCLAIM, WITHOUT LIMITATION, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS.

         6. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as of the date hereof and will represent and warrant at the Closing, as follows:

                           (a) Corporate Authority. Buyer is a corporation duly organized and in good standing under the laws of the State of Colorado, is duly qualified to carry on its business in the state where the Subject Property is located, and has all the requisite power and authority to enter into and perform this Agreement and carry out the transactions contemplated under this Agreement.

                           (b) Valid Agreement. This Agreement constitutes the legal, valid and binding Agreement of Buyer. At the Closing, all instruments required hereunder to be executed and delivered by Buyer shall be duly executed and delivered by Buyer and shall constitute legal, valid, and binding obligations of Buyer. The execution and delivery by Buyer of this Agreement, the consummation of the transactions set forth herein, and the performance by Buyer of Buyer's obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of Buyer and will not conflict with or result in any violation of any provision of (i) any agreement, contract, mortgage, lease, license, or other instrument to which Buyer is a party or by which Buyer is bound; (ii) any governmental franchise, license, permit or authorization, or any judgment or order of a judicial or governmental body applicable to Buyer; or (iii) any law, statute, decree, rule, or regulation of any jurisdiction in the United States to which Buyer is subject.

                           (c) Governmental Approvals. On or before Closing, Buyer shall obtain all required local, federal governmental and/or agency permissions, approvals, permits, bonds, and consents, together with all license and franchises as may be required to assume Sellers' obligations and responsibilities attributable to the Subject Property.

                           (d) Brokers. Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Sellers shall have any responsibility whatsoever.

                           (e) Suits and Claims. To the best of Buyer's knowledge and belief, there are no actions, suits, or proceedings pending against Buyer which might materially delay, prevent, or hinder the consummation of the transactions contemplated hereby or which might result in any material adverse change in the financial ability of Buyer to consummate the transactions contemplated hereby.

                           (f) Bankruptcy. To the best of Buyer's knowledge and belief, there are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against Buyer.

                           (g) Sufficient Funds. Buyer has sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to pay the Purchase Price to Sellers contemplated by this Agreement.

                           (h) Sophisticated Investor. Buyer is an experienced and knowledgeable investor in oil and gas properties and has the financial and business expertise to evaluate the merits and risks of the transactions contemplated by this Agreement. Buyer has sought the advice of persons it deems appropriate concerning this Agreement. Buyer is acquiring the Subject Property for its own account and is not acquiring interests in the Subject Property in contemplation of a distribution of the Subject Property in violation of any applicable Federal or state securities laws.

                           (i) No Payments to Employees. Buyer has not given any commissions, payments, gifts of substantial value, kickbacks, lavish or extensive entertainment, or other things of substantial value to any employee or agent of Sellers or any of them in connection with this Agreement, and Buyer acknowledges that the giving of any such items is strictly in violation of this Agreement and may result in its termination.

                           (j) Continue to Closing. The representations and warranties of Buyer and Sellers set forth in this Agreement shall be true and in effect at and as of Closing.

         7. Files and Records. Sellers will make available to Buyer all title opinions and other information available in Sellers' files relating to the Subject Property. Existing abstracts and title opinions will not be brought down to date by Sellers. All such material, and the material referred to hereinbelow, shall be made available at Sellers' office in either Grand Junction, Colorado or Loveland, Colorado during normal working hours. Sellers will also permit Buyer to examine and copy at Buyer's expense the following files and records:

                           (i)      All production records, gas pricing
          certifications, and contracts;

                           (ii) All land, geological,  geophysical,  production,
                  engineering, and other records necessary to assume operations of the Subject Property; and

                           (iii) Buyer will be given all original  lease,  well,
                  contract, permit, license, franchise or supplier agreement, inventory, sales, and production files pertaining to the Subject Property at Closing or as soon thereafter as is practicable. Buyer will preserve all such files for a period of three years after the Closing and will afford Sellers access thereto during normal working hours at Buyer's address shown in Subparagraph 15 (e), which address may be changed by notice to Sellers. The files, documents, books, and records delivered to Buyer by Sellers pursuant to this Agreement (collectively the "Data") shall not include any information which, if disclosed, would cause Sellers to breach any contract or agreement. A list of any such excluded Data shall be provided to Buyer.

         8.       Title Examination; Title and Other Defects.

                           (a) Title Defects. Buyer shall have until August 7, 1998, within which it may examine title to the Subject Property. Upon execution of and pursuant to the terms of this Agreement, Buyer shall have the right, during normal business hours, to conduct its investigation into the status of the title of the Subject Property.

                           (b) Notice of Defects. At any time before , August 7, 1998, Buyer may notify Sellers in writing of any portion of the Subject Property affected by one or more Title Defects, giving full particulars about each Title Defect.

                           (c) Defect Defined. "Title Defect" shall mean any material encumbrance, irregularity or defect in Sellers' title to any of the Subject Property that renders such title not defensible, due consideration being given to the length of time hydrocarbons have been produced from the affected properties among the Subject Property. With regard to the Subject Property and as used herein, the term "Defensible Title" shall mean such title, whether held by Sellers or by a third party for the benefit of Sellers, that, subject to and except for the Permitted Encumbrances (as hereinafter defined): (i) entitles Sellers to receive not less than the net revenue interest ("NRI") set forth in Exhibit "B" of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved, and marketed from each corresponding Well described on Exhibit "B"; (ii) obligates Sellers to bear a share of costs and expenses relating to the maintenance, development, and operation of a Well not greater than the working interest ("WI") for each such Well as set forth in Exhibit "B"; and (iii) is free and clear of encumbrances, liens, and Title Defects other than Permitted Encumbrances. In the case of federal or state leases, if any, included within the Subject Property, such title may be in the nature of record title or operating rights. Sellers may at their option elect to cure any such Title Defects at their expense. If any such Title Defects have not been cured to Buyer's reasonable satisfaction by Closing, the following shall occur:

                                    (i)     Buyer may nevertheless elect in
                           writing to waive any Title Defects; or

                                    (ii) In the case of  interest  discrepancies
                           which can be substantiated, the Purchase Price shall be adjusted post-Closing in the manner provided for herein, by an amount to be agreed between Buyer and Sellers based upon the allocated value on Exhibit "B"; or

                                    (iii) In the case of any Title Defects other
                           than interest discrepancies, the interest so impaired shall be excluded from this Agreement and the Purchase Price shall be reduced, post-Closing, by an amount to be agreed between Buyer and Sellers based upon the allocated value on the pertinent Exhibit. In the event the parties are unable to agree upon the reduced amount, Buyer shall have the option of either
                           (i) accepting the interest affected by the Title Defect without adjustment or (ii) excluding the interest affected by the Title Defect from the sale and reducing the Preliminary Purchase Price by the corresponding amount set forth on the pertinent Exhibit.

                                    (iv)  Notwithstanding  the  foregoing,   all
                           liens and encumbrances, except Permitted Encumbrances (as defined below), affecting the Subject Property shall be released prior to Closing.

                           (d) Permitted Encumbrances. Title Defects discovered after August 7, 1998, shall not cause an adjustment to the Purchase Price and shall not be actionable. The Purchase Price shall also not be adjusted for any of the following Permitted Encumbrances, which shall not be considered Title Defects:

                                    (i)  Preferential  rights  to  purchase  and
                           required third party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties or the appropriate time period for asserting the rights has expired without an exercise of the rights;

                                    (ii) Materialman's,  mechanic's repairman's,
                           employee's, contractor's, operator's, tax and other similar liens or charges arising in the ordinary course of business, (i) if they have not been filed pursuant to law, or (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

                                    (iii) All  rights to  consent  by,  required
                           notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein which customarily obtained subsequent to the sale or conveyance;

                                    (iv) Easements,  rights-of-way,  servitudes,
                           permits, surface leases and other rights in respect of surface operations;

                                    (v) All rights  reserved to or vested in any
                           governmental, statutory or public authority to control or regulate any of the Subject Property in any manner, and all applicable laws, rules and orders of governmental authority;

                                    (vi) Sales  contracts  covering oil, gas, or
                           associated   liquid  or   gaseous   hydrocarbons   or
                           unitization and pooling designations and agreements;

                                    (vii)   Rights of reassignment;

                                    (viii)  Liens and encumbrances to be
                           released at Closing;

                                    (ix) The terms and conditions of all Leases,
                           Contracts, agreements, orders, instruments, and documents in Sellers' files, including, without limitation, all terms and conditions relating to calls on production previously reserved by third parties, and any matters of record pertaining to the Subject Property to the extent that the net cumulative effect of such recorded matters do not operate to reduce Sellers' effective net revenue interest and/or working interest in any Well to less than the net revenue interest and/or working interest for such Well as set forth in Exhibit "B";

                                    (x) Depth restrictions  involving  presently
                           nonproductive formations in respect of Leases and other instruments in Sellers' chain of title; and

                                    (xi)   Title    conditions   of   the   type
                           customarily accepted by sophisticated oil and gas operators in dealing with their own oil and gas properties.

                           (e)      Procedure Regarding Title Defects Claimed by
                           Buyer.

                                    (1) Exhibit "B" Reflects  Values.  Buyer and
                           Sellers agree that Exhibit "B" reflects the value of the Subject Property for the purpose of adjusting the Purchase Price to reflect the possible diminunition in value of the Subject Property caused by the existence of any Title Defect.

                                    (2)  Maximum  Claim  for Title  Defect.  The
                           maximum claim for a Title Defect shall be the Allocated Value for that portion of the Subject Property affected by the claimed Title Defect. Such requested exclusion shall, however, remain subject to the other provisions of this Agreement, including Sellers' right to object, cure, or terminate as provided below.

                                            If notice  of a Title  Defect is not
                           timely delivered, as provided above, the Buyer shall thereafter have no right to claim a Purchase Price adjustment; provided that such waiver shall not apply to any claim by Buyer for breach of the special warranty of title contained in the assignment of the Subject Property delivered by Sellers at the Closing or to any claims by Buyer pursuant to the survival and indemnification provisions set forth in this Agreement.

                                    (3) Discrepancies in Working and Net Revenue
                           Interests. In the case of substantiation of proportionate changes in working and net revenue interests from those represented on Exhibit "B," the Purchase Price shall be adjusted to reflect such proportionate change in accordance with the Allocated Value for the affected Well(s) or spacing unit(s). If the interest discrepancy is less than one-half of one percent (.5%) it shall be deemed non-material and shall not be considered a Title Defect. If the interest discrepancy is disproportionate between the working and net revenue interests set forth in Exhibit "B," then the Purchase Price adjustment shall be based on revised economics determined by Buyer and agreed to by Sellers using the same economic parameters as those used to determine the Allocated Value for the affected Well(s) or spacing unit(s).

                                    (4)  Mandatory  Negotiations.   Upon  timely
                           delivery of a Title Defect notice pursuant to Subparagraph 8(b), above, Buyer and Sellers shall promptly meet and in good faith use their best efforts to agree on the validity of the claim and the amount, if any, by which the Purchase Price should be adjusted ("Defect Adjustment"). If the existence of a Title Defect, or the appropriate Defect Adjustment cannot be mutually agreed upon, the parties shall proceed with the Closing (if otherwise permitted by this Agreement) and the Purchase Price shall be adjusted to account for the claimed Defect
                           Adjustment(s) and the exclusion, if any, of any Subject Property pursuant to Subparagraph 8(e)(5) below.

                                   (5) Sellers' Right to Cure as to Defect
                           Adjustments. If Buyer receives and Sellers suffer a Defect Adjustment at Closing, or if any Subject Property is excluded pursuant to this Paragraph 8, Sellers shall have until the Final Settlement Date to cure the underlying Title Defect at its sole cost.

                           If by such date Sellers can demonstrate to Buyer's reasonable satisfaction that such Title Defect has been cured, then Sellers shall be entitled to reimbursement from Buyer for the amount of the Title Defect Adjustment received by Buyer at Closing as a result of such Title Defect and, if applicable, to convey any Subject Property to Buyer that may have been excluded. Buyer shall pay such amount to Sellers within five business days of the date Sellers demonstrate to Buyer's reasonable satisfaction that such Title Defect has been cured.

                           (f) Preferential Rights. If any of the Subject Property is subject to preferential purchase rights, rights of first refusal, or similar rights (collectively, "Preferential Rights") , Sellers shall notify the holders thereof of its intention to sell such Leases or Wells, and of the value attributed thereto. Buyer and Sellers shall assign a value to each separately designated lease/well/unit within the Subject Property. Such values are set forth on Exhibit "B" attached hereto and incorporated herein and are herein referred to as "Allocated Values." If any of the Leases or Wells are identified to be subject to consents to assign, Lessor's approvals or similar rights (collectively, "Consents") , Sellers shall notify the holders thereof of its intention to sell such Leases and request their consent to the assignment to Buyer. Sellers shall promptly notify Buyer if the Preferential Rights are exercised, waived or deemed waived, or if any Consents are denied. If Sellers are unable to obtain the required waivers of Preferential Rights or Consents prior to the Closing and if the time period for asserting such rights has not then expired (other than Consents ordinarily obtained after Closing), the portion of the Subject Property affected will be excluded from this sale and the
         Purchase Price decreased by the corresponding Allocated Value; provided, however, that if the time period for asserting such rights expires within sixty (60) days of Closing or if the holder of such Preferential Right fails to consummate the purchase of the Subject Property covered by such right within 60 days of Closing, then Sellers shall so notify Buyer, and, within fifteen (15) days after Buyer's receipt of such notice from Sellers, Sellers shall sell to Buyer and Buyer shall purchase from Sellers for the corresponding Allocated Value, and upon other terms of this Agreement, the interest to which the Preferential Right applied.

         9. Costs and Revenues, Before and After Effective Time. Sellers shall be responsible for the payment of all costs, liabilities, and expenses, except to the extent that Environmental Liabilities are limited by Paragraph 12, below, which have been incurred in the ownership and operation of the Subject Property prior to the Effective Time and not yet paid or satisfied. Buyer shall be responsible for payment (at Closing or thereafter) of all costs, liabilities, and expenses, including Environmental Liabilities pursuant to Paragraph 12, below, incurred in the ownership and operation of the Subject Property after the Effective Time, except surface damages and location preparation, including roustabout work, concrete pad for a compressor, if necessary, and hookup charges not to exceed in total the sum of Ten Thousand Dollars ($10,000.00), all associated with the hookup of the Subject Properties to Duke Energy Field Services, Inc.'s gathering system located in Section 30, Township 5 North, Range 67 West, Weld County, Colorado. Such costs and expenses shall include any necessary and reasonable expenses incurred by Sellers in the operation, protection or maintenance of the Subject Property from the Effective Time to Closing. All hydrocarbons produced from the Subject Property prior to the Effective Time and all proceeds from the sale thereof shall be the property of Sellers. All hydrocarbons produced after the Effective Time shall be the property of Buyer. Sellers shall remit production proceeds, if any, received by Sellers from sale of hydrocarbons belonging to Buyer, less expenses which Buyer is responsible for paying pursuant to this Paragraph 9, to Buyer immediately upon receipt. Adjustments shall be made post-Closing to account for such costs and revenues. The Parties hereto shall allocate such crude oil production in the following manner: the Purchase Price shall be adjusted upward for crude oil in the tanks above the load line based on Sellers' July 31, 1998, gauge reports which are allocated to the Subject Property. The adjustment shall be made as of the Effective Time on the same basis of price as set forth in the pertinent crude oil purchase contract.

         10. Assumption of Obligations. From and after the Closing, Buyer assumes and agrees to perform all express or implied covenants and obligations of Sellers relating to the Subject Property, including obligations under the rules and regulations of the Colorado Oil and Gas Conservation Commission and of the Colorado State Board of Land Commissioners. Buyer also assumes and agrees to perform and pay Sellers' proportionate part of the expenses and costs of plugging and abandoning wells and restoring and reclaiming well locations, reserve or mud pits, pipelines, and operation sites, including restoration and reclamation of the Gas Plant site, all in accordance with the applicable laws, rules, regulations, and contractual provisions and shall indemnify, defend, and hold harmless Sellers, their employees, officers, directors, consultants, and agents (hereinafter the "Sellers' Indemnified Parties") from all costs and expenses therefor. Buyer shall assume the risk of any change in the condition of the Subject Property from the Effective Time to the Closing, except to the extent any change of condition is attributable to the willful misfeasance or negligence of Sellers occurring while the Subject Property is under Sellers' control. Buyer shall also assume the risk of any change in applicable laws, rules, and regulations that may occur after the Effective Time. After Closing, Buyer shall assume all risk of loss to the Subject Property.

         11. Gas Plant Insurance. Buyer shall insure the Gas Plant against physical loss or damage in an amount not less than Five Hundred Thousand Dollars ($500,000.00). If Buyer terminates its own operation of the Gas Plant, Buyer shall, by facsimile transmittal, advise the Sellers of the premiums for such insurance, and Sellers shall then have the election in their sole discretion, to pay to Buyer an amount equal to one-half (1/2) of the insurance premium cost prorated to the time Buyer terminated its own operation of the Gas Plant. If Sellers elect to share the premium cost, then within twenty-four (24) hours after receiving Buyer's notice of the premium cost Sellers shall deposit their check for payment of one-half of the prorated premium cost, payable to Buyer, into the United States mail addressed to Buyer and Buyer shall furnish Sellers a copy of the insurance certificate showing Sellers as named insured. Thereafter, Sellers shall pay one-half of the annual premium cost when invoiced by Buyer until such time as the Gas Plant is sold. Buyer shall be totally responsible for paying all premiums in full to the insurance carrier. Thereafter, if, before Buyer sells the Gas Plant to a third party, the Gas Plant is damaged or destroyed by fire or other casualty and if Sellers have paid to Buyer one-half of the premium cost, then Buyer shall pay to Sellers one-half (1/2) of the insurance proceeds which Buyer may receive in connection with such loss, if any. If Sellers have not paid to Buyer one-half of the premium cost, then Sellers shall not be entitled to any insurance proceeds which Buyer may receive in connection with such loss, if any.

         12.      Environmental Matters.

                  (a) Physical and Environmental Conditions. Buyer agrees and acknowledges that (i) prior to the Closing it has had access to and the opportunity to inspect the Subject Property for all purposes, including without limitation, for the purposes of detecting the presence of hazardous or toxic substances, pollutants or other contaminants, environmental hazards, naturally occurring radioactive materials (NORM) and produced water contamination of the surface and/or subsurface; (ii) prior to Closing, it will have satisfied itself as to the physical and environmental condition of the Subject Property and the method of their respective operation and, except as set forth herein, agrees, subject to Sellers' representations, warranties, and indemnities, to accept an assignment of the Subject Property at Closing on an "AS IS, WHERE IS" basis, "WITH ALL FAULTS."

                  (b) General Environmental Indemnity. If the Closing occurs, then, except as limited in this Subparagraph 12(b), Buyer hereby assumes and shall be responsible for and agrees to indemnify, defend, and hold harmless the Sellers' Indemnified Parties, from and against any and all losses arising under any Environmental Laws, as defined below, including damage to property, injury to or death of persons or other living things, natural resource damages, CERCLA response costs, environmental remediation and restoration costs, fines and penalties (collectively, "Environmental Liabilities") arising out of or attributable to, in whole or in part, either directly or indirectly, the ownership or operation of the Subject Property at any time after the Effective Time; provided, however, that until the earlier of March 31, 2000, or the Buyer's sale, exchange, transfer, or assignment of all or any portion of the Subject Property to a third party, Sellers shall indemnify, defend, and hold harmless Buyer, its employees, officers, directors, consultants, and agents (the "Buyer's Indemnified Parties") from and against any and all losses arising under any Environmental Laws, as defined below, including damage to property, injury to or death of persons or other living things, natural resource damages, CERCLA response costs, environmental remediation and restoration costs, or fines or penalties (collectively, "Environmental Liabilities") arising out of or attributable to, in whole or in part, either directly or indirectly, the Sellers' ownership or operation of the Subject Property prior to the Effective Time. Subsequent to the earlier of March 31, 2000 or of Buyer's exchange, sale, transfer, or assignment to a third party, Sellers' indemnification of Buyer, as provided in this Subparagraph 12(b), shall cease, and Buyer shall thereafter indemnify, defend, and hold harmless the Sellers' Indemnified Parties, for all such Environmental Liabilities regardless of when they may have arisen; it is provided, however, that, in the event of an exchange, sale, transfer or assignment to a third party before March 31, 2000, Sellers' indemnification of Buyer under this subparagraph shall cease only as to that portion of the Subject Property so exchanged, sold, transferred, or assigned to a third party by Buyer.

                  (c) Environmental Laws. As used herein, the term "Environmental Laws" shall mean any and all federal, state, and local statutes, regulations, rules, orders, ordinances, or permits of any governmental authority pertaining to health, the environment, wildlife or natural resources in effect in any and all jurisdictions in which the Subject Property is located, including, without limitation: the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Rivers and Harbors Act of 1899, as amended; the Safe Drinking Water Act, as amended; the

Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), as amended; the Superfund Amendments and Reauthorization Act of 1986 (SARA), as amended; the Resource Conservation and Recovery Act (RCRA) , as amended; The Hazardous and Solid Water Amendments Act of 1984, as amended; the Toxic Substances Control Act, as amended; the Occupational Safety and Health Act
(OSHA) , as amended; and the Hazardous Materials Transportation Act, as amended. The term "Environmental Laws" does not include obligations which may arise under the Rules and Regulations of the Colorado Oil and Gas Conservation Commission, the Colorado State Board of Land Commissioners, or of any similar agency in another jurisdiction in which the Subject Property may be located.

         13.      Indemnity.

                           (a) By Sellers. Except for Environmental Liabilities, indemnification for which is controlled by Paragraph 12 and except for obligations assumed under Paragraph 10, above, to the extent permissible under applicable law, Sellers shall indemnify and hold harmless Buyer, its employees and agents, from all loss, cost, liability, and expense arising out of, in connection with, or resulting from Sellers' ownership or operation of the Subject Property prior to the Effective Time. Sellers further covenant and agree to defend any suits brought against Buyer on account of any such claims and to pay any judgments, costs, and expenses incident to the foregoing indemnity; provided, Buyer shall have the right, if it so elects, to participate in the defense of any such suit or suits in which it may be a party, at its own expense, without relieving Sellers of the obligation to defend the same.

                           (b) By Buyer. Except for Environmental Liabilities, indemnification for which is controlled by Paragraph 12, above, to the extent permissible under applicable law, Buyer shall indemnify and hold harmless Sellers' Indemnified Parties from any and all loss, costs, liability, and expense of any kind or character arising out of, in connection with, or resulting from Buyer's ownership or operation of the Subject Property after the Effective Time. Buyer further covenants and agrees to defend any suits brought against Sellers on account of any such claims and to pay any judgments, costs, and expenses incident to the foregoing indemnity; provided, Sellers shall have the right if they so elect, to participate in the defense of any such suit or suits in which it may be a party, at their own expense, without relieving Buyer of the obligation to defend the same.

                           (c) Time Bar. It is the intent of the parties that the earlier of March 31, 2000, or the exchange, sale, transfer, or assignment of all or any part of the Subject Property from Buyer to a third party as provided in Subparagraph 12(b) above, shall act as a bar date, beyond which no further claims of any nature, kind, or character, which would otherwise invoke Sellers' indemnity obligations relating to the Subject Property, may be made upon Sellers.

         14. Warranties; Inspection. Notwithstanding any provision in this Agreement to the contrary, it is understood that the Assignment, Conveyance and Bill of Sale in the form of Exhibit "H" hereto and any other necessary assignments of interests in the Subject Property to be delivered at Closing shall be made with a special warranty of title. It is specifically understood that the personal property and fixtures are being sold hereunder AS IS, WHERE IS, and WITH ALL FAULTS.

         15.      Miscellaneous.

                           (a) Brokers. Each party agrees that it will hold the other party harmless from any claim by any broker or finder asserting it was employed by such party in connection with the transactions contemplated hereby.

                           (b) Further Assurances. Sellers agree to execute any documents which they and each of them have the authority to execute, whether before or after the Closing, to aid Buyer in clearing or perfecting title and ownership to the Subject Property, assuming duties as operator or owner of the Subject Property, and to facilitate the receipt of the proceeds of the sale of the production therefrom and attributable thereto. Buyer shall make any request for execution of such document in writing and shall provide Sellers with a copy of the document and an appropriate explanation of its significance and purpose.

                           (c) Entire Agreement. This Agreement together with the Exhibits attached hereto and Data delivered hereunder, shall constitute the complete agreement between the parties hereto and shall supersede all prior agreements, whether written or oral, and any representations or conversations with respect to the Subject Property.

                           (d) Confidentiality. If the Closing does not occur, Buyer will return all Data within three (3) days after notice that the Closing will not occur and will use its best efforts to keep the information furnished by Sellers to Buyer hereunder or in contemplation hereof strictly confidential and will not use any of such information to Buyer's advantage or in competition with Sellers, except to the extent such information (i) was already known to Buyer, (ii) is developed by Buyer independently from the information supplied by Sellers, or (iii) is furnished to Buyer by a third party independently of Buyer's investigation pursuant to the transaction contemplated by this Agreement.

                           (e) Notices. All communications required or permitted under this agreement shall be in writing and shall be deemed made when actually received, or if mailed by registered or certified mail, postage prepaid, addressed as set forth below, shall be deemed made three days after such mailing. Either party may, by written notice to the other, change its mailing address for such notices.

         Notices to Sellers:

                           Pease Oil and Gas Company
                           P. O. Box 60219
                           Grand Junction, Colorado 81506
                           Attn:    Willard Pease, Jr., President

         Notices to Buyer:

                           MAGPIE OPERATING, Inc.
                           11138 Wildhorse Peak
                           Littleton, CO 80127
                           Attn:    James M. Warner, President

                           (f) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their successors and assigns; provided, no assignment by either party shall be made without the express consent of the other party and if such consent is granted, no assignment shall relieve such party of any of its obligations.
         hereunder.

                           (g) Counterparts. This Agreement may be executed in any number of counterparts, which taken together shall constitute one instrument and each of which shall be considered an original.

                           (h) Law Applicable. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and performed entirely therein. The prevailing party in any dispute resolution hereunder shall be entitled to recover its attorneys' fees and costs.

                           (i) Waivers. No parties' rights hereunder will be deemed waived except by a writing signed by such party.

                           (j) Incorporation of Exhibits. All exhibits and schedules referred to herein are attached hereto and are made a part hereof by this reference.

                           (k) Survival. Except as otherwise provided herein, the provisions of this Agreement shall survive the Closing hereof and shall not merge into the assignment documents to be delivered hereunder.

                  Signed and delivered the day and year first above set forth.

                                    SELLERS:

ATTEST:                             PEASE OIL AND GAS COMPANY

                                    BY
                                        Secretary              President
DATE:


ATTEST:                             PEASE OILFIELD SUPPLY, INC.

                                    BY
                                        Secretary              President
DATE:


ATTEST:                             PEASE OILFIELD SERVICES, INC.
                                    BY
                                        Secretary              President
DATE:


ATTEST:                             PEASE OPERATING COMPANY, INC.

                                    BY
                                        Secretary              President
DATE:

                                    LOVELAND GAS PROCESSING CO., LTD.

ATTEST:                             By:  Pease Oil and Gas Company,
                                         a General Partner


                                    BY
                                        Patrick J. Duncan, Secretary
                                        Willard H. Pease, Jr., President

ATTEST:                             By:  Pease Operating Company, Inc.
                                         a General Partner


                                     BY
                                        Patrick J. Duncan, Secretary
                                        Willard H. Pease, Jr., President

                                     BUYER:

ATTEST:                                 MAGPIE OPERATING,  INC.

                                     By
                                             Secretary             President
DATE:

                                LIST OF EXHIBITS


A.       Leases

B.       Wells, Working Interests, Net Revenue Interests, and Allocated Values

C.       Well Equipment

D.       Oilfield Supply; Supply Store

E.       Oilfield Services Assets

F.       Gas Plant; Associated Easements

G.       Operating Company Vehicles

H.       Form of Assignment

I.       Litigation, Claims, Demands, Preferential Rights

J.       Security Agreement & Financing Statement